Exhibit 10.10
NAMED EXECUTIVE OFFICER COMPENSATION
The following table sets forth the base salaries of the Named Executive Officers1 (the “NEOs”) of Franklin Resources, Inc. (the “Company”) for the fiscal year ended September 30, 2015.

Name and Principal Positions[2]	Base Salary
Gregory E. Johnson Chairman of the Board, Chief Executive Officer and President	$783,633
Kenneth A. Lewis Executive Vice President and Chief Financial Officer	$527,356
Vijay C. Advani Executive Vice President – Global Advisory Services	$527,356
Jennifer M. Johnson Executive Vice President and Chief Operating Officer	$527,356
John M. Lusk Executive Vice President – Investment Management	$527,356
The Named Executive Officers are also eligible to:

Incentive Compensation

(a)
receive an annual cash incentive award pursuant to the Company’s 2014 Key Executive Incentive Compensation Plan and the Company’s Amended and Restated Annual Incentive Compensation Plan, each as amended and restated;

(b)
participate in the Company’s equity incentive program, which currently involves restricted stock awards and restricted stock unit awards (including awards and units based on performance), in each case pursuant to the Company’s 2002 Universal Stock Incentive Plan, as amended and restated; and

(c)	receive additional cash or equity payments or awards for special recognition of significant contributions or for retention purposes.

Benefit Plans and Other Arrangements

(a)
participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, the Franklin Templeton 401(k) Retirement Plan and the Company’s 1998 Employee Stock Investment Plan, as amended and restated (the “ESIP”); provided that Mr. G. Johnson and Ms. J. Johnson are not eligible to participate in the ESIP; and

(b)	receive certain perquisites offered by the Company, including club memberships, and, in certain limited cases, use of the Company’s aircraft for personal use.

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1    The Named Executive Officers are the Company’s principal executive officer, principal financial officer, and the three most highly compensated executive officers of the Company for the prior fiscal year ended September 30, 2014 as set forth in the Company’s proxy statement for its 2015 annual meeting of stockholders and who continued to serve as executive officers of the Company at September 30, 2015.

2     Effective October 1, 2015, the Board of Directors of the Company changed Mr. Johnson’s title to Chairman of the Board and Chief Executive Officer, and appointed Mr. Advani and Ms. Johnson each as a Co-President of the Company. Effective October 1, 2015, Mr. Lusk is no longer an executive officer of the Company.